Exhibit 99.1

Earnings Release

Contact:
Cornell Stamoran
(732) 537-6408
cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS
FISCAL 2013 THIRD QUARTER RESULTS

Somerset, N.J. – May 10, 2013 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for its fiscal third quarter ended March 31, 2013. Catalent recognized net revenue of $447.0 million, an increase of $5.7 million from the third quarter of the prior fiscal year, and a $13.9 million net loss from continuing operations compared to a net loss from continuing operations of $2.7 million in the third quarter of the prior fiscal year.

Adjusted EBITDA for the third quarter was $100.6 million, a decrease of $8.0 million, or 7%, compared to the third quarter of the prior fiscal year. For the trailing-twelve-month period ended March 31, 2013, Adjusted EBITDA was $396.4 million, a decrease of approximately 2% compared to the trailing-twelve-month period ended December 31, 2012. For reconciliations of Adjusted EBITDA, see “Non-GAAP Financial Matters” below.

Catalent’s President and Chief Executive Officer, John Chiminski, said, “During the third quarter we announced three transactions that extend our global reach as the world leader in advanced delivery technologies and development services. In China, we signed two separate joint ventures, one within Softgel Technologies and one within Development and Clinical Services for clinical trial supplies. These ventures will enable us to better serve the important Chinese market for both global and domestic customers. We have also recently expanded our growing Biologics business by acquiring an exclusive license to market Redwood Bioscience’s proprietary SMARTag™ protein-chemical engineering technology while simultaneously making an investment in the company to accelerate its growth. Our third quarter financial performance was aligned with our expectations but below prior year based on timing of research and development profit participation revenues as well as lower volumes for certain products using our proprietary Zydis® fast dissolving tablet technology. We believe that our continuing focus on growth of our proprietary technology platforms will lead to improved financial performance over the next few quarters."

Results of Operations – Third Fiscal Quarter Ended March 31, 2013

Net revenue increased $5.7 million, or 1%, for the third quarter of fiscal year 2013 compared to the same period a year ago. Excluding the unfavorable impact from foreign exchange fluctuation of $4.8 million, or 1%, net revenue increased by $10.4 million, or 2%, as compared to the same period in the prior year. The increase was primarily due to the inclusion of a full quarter of revenue from the acquired CTS business within our Development and Clinical Services Segment as compared to a partial quarter in the prior year period. The increase noted above was offset by an absence of research and development profit participation revenue within the Oral Technologies segment which occurred in the prior year period and not in the current period.

Gross margin decreased $11.1 million, or 7%, for the third quarter of fiscal year 2013. Excluding the unfavorable impact from foreign exchange fluctuation of $1.7 million, or 1%, gross margin decreased by $9.3 million, or 6%, as compared to the same period in the prior year. This decrease in gross margin was primarily attributable to revenue mix changes in our Oral Technologies segment as the prior year period included research and development product participation income, which generally provides higher margin revenue as compared to product or service related revenue. The decrease in gross margin was partially offset by gross margin increases in our Development and Clinical Services segment attributable to the inclusion of a full quarter of gross margin generated by the acquired CTS business.
Selling, general, and administrative expense decreased by $7.1 million, or 8%, for the third quarter of fiscal year 2013. Excluding the favorable impact from foreign exchange fluctuation of $0.5 million, or 1%, selling, general, and administrative expense decreased $6.5 million, or 7%, as compared to the same period in the prior year, primarily due to cost saving initiatives from our Corporate functions, including lower employee related expenses, lower transaction and consulting expenses associated with the CTS acquisition and other inorganic initiatives.

EBITDA from continuing operations for the third quarter was $78.7 million, a decrease of $8.5 million from the same quarter of the prior fiscal year. Within our operating segments, and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA decreased by $13.4 million, or 15%, compared to the same period a year ago. This decrease was primarily related to the absence of the research and development profit participation revenue, as discussed above, and the lower demand during the period for certain customer products using our Zydis technology platform. Development and Clinical Services Segment EBITDA increased by $0.4 million, or 3%, as compared to the prior year period. The increase was primarily due to the acquisition of the CTS business; partially offset by the lower demand for clinical services in Europe. Medication Delivery Solutions Segment EBITDA increased by $0.2 million, or 2%, and was attributable to the increased demand within our biologics and blow fill seal offerings.

Results of Operations – Nine Months Ended March 31, 2013
Net revenue increased $78.6 million, or 6%, for the first nine months of fiscal year. Excluding the unfavorable impact from foreign exchange fluctuation of $30.5 million, or 3%, net revenue increased by $109.1 million, or 9%, as compared to the same period a year ago. The increase was primarily due to the inclusion of the CTS business, acquired in February 2012, partially offset by volume declines within the Oral Technologies segment related to certain customer products utilizing our Zydis delivery technology platforms and the impact of certain concessions granted to secure long term arrangements with regard to certain products and customers.
Gross margin increased $1.8 million, or less than 1%, for the first nine months of fiscal year 2013. Excluding the unfavorable impact from foreign exchange fluctuation of $9.0 million, or 2%, gross margin increased by $10.8 million, or approximately 3%, as compared the same period a year ago. This increase in gross margin was due to the CTS acquisition within Development and Clinical Services, partially offset by product revenue mix in both the Oral Technologies and Medication Delivery Solutions segments.
Selling, general, and administrative expense increased $9.4 million, or 4%, for the first nine months of fiscal year 2013. Excluding the favorable impact from foreign exchange fluctuation of $3.0 million, or 1%, selling, general, and administrative expense increased by $12.4 million, or 5%, as compared to the same period a year ago. The increase was primarily due to increased depreciation and amortization and the integration costs associated with the CTS acquisition.

EBITDA from continuing operations for the nine months ended March 31, 2013 was $220.5 million, a decrease of $24.3 million, compared to the same period of the prior fiscal year. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA decreased by $14.1 million, or 6%, as compared to the same period a year ago. The decrease was primarily related to decreased product demand as noted above and unfavorable product mix within the segment, partially offset by research and development product participation income recorded in the first six months of the current fiscal year period. Development and Clinical Services Segment EBITDA increased by $22.0 million, or 65%, as compared to the prior year period primarily due to the acquisition of the CTS business, and cost savings initiatives across the segment, partially offset by an unfavorable mix shift to lower margin services. Medication and Delivery Solutions Segment EBITDA decreased by approximately $1.7 million, or 9%, as compared to the same period of the prior fiscal year. The decrease was primarily attributable to the decreased demand for injectable products, partially offset by cost saving initiatives enacted within the segment and increased demand for biologics services.

Non-GAAP Financial Measures
Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes and depreciation and amortization and adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes and the Credit Agreement governing the senior unsecured term loan facility, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures and the Credit Agreement governing the senior unsecured term loan facility). Adjusted EBITDA is based on the definitions in the Company’s indentures and the Credit Agreement governing the senior unsecured term loan facility, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented.

Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes and the Credit Agreement governing the senior unsecured term loan facility, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Friday, May 10, 2013, beginning at 10:00 a.m. (EST) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,700 people at 27 facilities worldwide and generated more than $1.7 billion in fiscal 2012 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Three Months Ended March 31,		Increase/(Decrease)
	2013	2012	Change $	Change %
Net revenue	$447.0	$441.3	$5.7	1%
Cost of products sold	309.6	292.8	16.8	6%
Gross margin	137.4	148.5	(11.1)	(7)%
Selling, general, and administrative expense	83.7	90.8	(7.1)	(8)%
Impairment charges and (gain)/loss on sale of assets	2.2	(0.6)	2.8	*
Restructuring and other	3.6	1.4	2.2	*
Property and casualty (gain)/losses, net	—	4.1	(4.1)	*
Operating earnings/(loss)	47.9	52.8	(4.9)	(9)%
Interest expense, net	53.6	48.0	5.6	12%
Other (income)/expense, net	8.3	(0.7)	9.0	*
Earnings/(loss) from continuing operations before income taxes	(14.0)	5.5	(19.5)	*
Income tax expense/(benefit)	(0.1)	8.2	(8.3)	*
Earnings/(loss) from continuing operations	(13.9)	(2.7)	(11.2)	*
Earnings/(loss) from discontinued operations	(4.9)	(5.6)	0.7	(12)%
Net earnings/(loss)	(18.8)	(8.3)	(10.5)	*
Net earnings/(loss) attributable to noncontrolling interest	—	0.9	(0.9)	*
Net earnings/(loss) attributable to Catalent	$(18.8)	$(9.2)	$(9.6)	*
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended March 31,		Increase/(Decrease)
	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$303.1	$315.9	$(12.8)	(4)%
Segment EBITDA	76.5	91.4	(14.9)	(16)%
Medication Delivery Solutions
Net revenue	53.9	59.6	(5.7)	(10)%
Segment EBITDA	8.3	8.1	0.2	2%
Development and Clinical Services
Net revenue	93.0	71.1	21.9	31%
Segment EBITDA	15.9	15.5	0.4	3%
Inter-segment revenue elimination	(3.0)	(5.3)	2.3	*
Unallocated Costs	(22.0)	(27.8)	5.8	*
Combined Total
Net revenue	447.0	441.3	5.7	1%
EBITDA from continuing operations	$78.7	$87.2	$(8.5)	(10)%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions)

	Nine Months Ended March 31,		Increase/(Decrease)
	2013	2012	Change $	Change %
Net revenue	$1,295.1	$1,216.5	$78.6	6%
Cost of products sold	900.2	823.4	76.8	9%
Gross margin	394.9	393.1	1.8	*
Selling, general, and administrative expense	251.7	242.3	9.4	4%
Impairment charges and (gain)/loss on sale of assets	4.6	(1.4)	6.0	*
Restructuring and other	12.7	12.6	0.1	1%
Property and casualty (gain)/losses, net	—	(10.5)	10.5	*
Operating earnings/(loss)	125.9	150.1	(24.2)	(16)%
Interest expense, net	160.7	131.2	29.5	22%
Other (income)/expense, net	20.3	(3.1)	23.4	*
Earnings/(loss) from continuing operations before income taxes	(55.1)	22.0	(77.1)	*
Income tax expense/(benefit)	5.9	19.0	(13.1)	(69)%
Earnings/(loss) from continuing operations	(61.0)	3.0	(64.0)	*
Earnings/(loss) from discontinued operations	(4.9)	(4.0)	(0.9)	23%
Net earnings/(loss)	(65.9)	(1.0)	(64.9)	*
Net earnings/(loss) attributable to noncontrolling interest	—	1.2	(1.2)	*
Net earnings/(loss) attributable to Catalent	$(65.9)	$(2.2)	$(63.7)	*
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Nine Months Ended March 31,		Increase/(Decrease)
	2013	2012	Change $	Change %
Oral Technologies
Net revenue	$853.0	$897.2	$(44.2)	(5)%
Segment EBITDA	214.9	236.8	(21.9)	(9)%
Medication Delivery Solutions
Net revenue	151.2	166.5	(15.3)	(9)%
Segment EBITDA	17.1	18.8	(1.7)	(9)%
Development and Clinical Services
Net revenue	298.1	167.0	131.1	79%
Segment EBITDA	55.5	33.7	21.8	65%
Inter-segment revenue elimination	(7.2)	(14.2)	7.0	*
Unallocated Costs	(67.0)	(44.5)	(22.5)	*
Combined Total
Net revenue	1,295.1	1,216.5	78.6	6%
EBITDA from continuing operations	$220.5	$244.8	$(24.3)	(10)%
* - percentage not meaningful

Catalent Pharma Solutions, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended				Twelve Months Ended	Quarter Ended	Twelve Months Ended
	March 31, 2012	June 30, 2012	September 31, 2012	December 31, 2012	December 31, 2012	March 31, 2013	March 31, 2013
Earnings/(loss) from continuing operations	$(2.7)	$(0.9)	$(19.5)	$(27.6)	$(50.7)	$(13.9)	$(61.9)
Interest expense, net	47.9	52.1	53.9	53.2	207.1	53.6	212.8
Income tax (benefit)/provision	8.2	(2.5)	(2.0)	8.0	11.7	(0.1)	3.4
Depreciation and amortization	34.7	36.9	37.3	38.5	147.4	39.1	151.8
Noncontrolling interest	(0.9)	—	—	—	(0.9)	—	—
EBITDA from continuing operations	87.2	85.6	69.7	72.1	314.6	78.7	306.1

Equity compensation	0.9	1.1	1.0	0.6	3.6	0.6	3.3
Impairment charges and (gain)/loss on sale of assets	(0.6)	3.3	(0.2)	2.6	5.1	2.2	7.9
Financing related expenses and other	—	—	—	10.9	10.9	0.3	11.2
US GAAP Restructuring	1.5	6.9	3.5	5.6	17.5	3.6	19.6
Acquisition, integration and other special items	14.3	10.1	4.8	3.4	32.6	4.6	22.9
Property and casualty losses	4.1	1.7	—	—	5.8	—	1.7
Foreign Exchange loss(gain) (included in other, net) (1)	(1.7)	(1.6)	0.2	3.2	0.1	7.1	8.9
Other adjustments	—	1.4	—	—	1.4	0.6	2.0
Sponsor monitoring fee	2.9	3.3	3.3	3.3	12.8	2.9	12.8
Subtotal	108.6	111.8	82.3	101.7	404.4	100.6	396.4
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$108.6	$111.8	$82.3	$101.7	$404.4	$100.6	$396.4

(1) The twelve months ended March 31, 2013 included $8.3 million of unrealized foreign currency exchange rate losses primarily driven by inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender. The foreign exchange adjustment was also impacted by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $0.6 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the companies trade operations.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	March 31, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$87.5	$139.0
Trade receivables, net	316.5	338.3
Inventories, net	143.2	118.7
Prepaid expenses and other	84.4	108.7
Total current assets	631.6	704.7
Property plant and equipment, net	807.0	809.7
Other non-current assets, including intangible assets	1,582.7	1,624.6
Total assets	$3,021.3	$3,139.0

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$29.6	$43.2
Accounts payable	138.8	134.2
Other accrued liabilities	220.6	261.9
Total current liabilities	389.0	439.3
Long-term obligations, less current portion	2,645.6	2,640.3
Other non-current liabilities	404.1	410.1
Commitment and contingencies (1)
Total Catalent shareholder’s equity/(deficit)	(417.4)	(350.7)
Total liabilities and shareholder’s deficit	$3,021.3	$3,139.0

(1) Please refer to note 12 of the consolidated financial statements within March 31, 2013 10-Q filing.

Catalent Pharma Solutions, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Six Months Ended Nine Months Ended March 31,
	Six Months Ended 2013	Six Months Ended 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	84.4	81.9
Net cash provided by/(used in) operating activities from discontinued operations	(1.2)	3.9
Net cash provided by/(used in) operating activities	83.2	85.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(84.8)	(67.6)
Proceeds from sale of property and equipment	0.3	2.0
Proceeds from insurance related to long lived assets	—	21.3
Payment for acquisitions, net	—	(459.2)
Net cash provided by/(used in) investing activities from continuing operations	(84.5)	(503.5)
Net cash provided by/(used in) investing activities from discontinued operations	—	(3.9)
Net cash provided by/(used in) investing activities	(84.5)	(507.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	(9.5)	(1.3)
Payments related to revolver credit facility fees	—	(1.6)
Proceeds from Borrowing, net	399.3	386.8
Payments related to long-term obligations	(434.3)	(23.6)
Call premium payments	(7.6)	—
Equity contribution/(redemption)	0.7	1.1
Net cash (used in)/provided by financing activities from continuing operations	(51.4)	361.4
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	(51.4)	361.4
Effect of foreign currency on cash	1.2	(9.0)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(51.5)	(69.2)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	139.0	205.1
CASH AND EQUIVALENTS AT END OF PERIOD	$87.5	$135.9